Exhibit 3.5
FOURTH AMENDMENT TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CHANGING WORLD TECHNOLOGIES, INC.
          CHANGING WORLD TECHNOLOGIES, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
          1. The Original Certificate of Incorporation of the Corporation was filed on May 29, 1998. An Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) was filed on October 24, 2002, with the Secretary of State of the state of Delaware, which was amended on September 16, 2004, on February 22, 2006 and again amended on December 15, 2008.
          2. This Fourth Amendment to the Certificate was duly adopted in accordance with the provisions of Section 242 of the DGCL.
          3. The Certificate is hereby amended as follows:
          Article FOURTH is hereby amended by adding a new paragraph to the end thereof, which paragraph shall read in its entirety as follows:
          Effective upon the filing of the Fourth Amendment to this Amended and Restated Certificate of Incorporation (the “Reverse Split Effective Time”), each three (3) shares of Common Stock that is outstanding at the Reverse Split Effective Time shall be, without any further act, automatically reclassified and changed (the “Reverse Stock Split”) into one (1) share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation.
          4. This Fourth Amendment to the Certificate shall be effective upon the filing hereof. Effective upon the filing of this Fourth Amendment to the Certificate (the “Effective Time”), each three (3) shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) will be automatically reclassified as and converted into one (1) share of Common Stock of the Corporation (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares the holder of such Old Certificate owned immediately prior to the Effective Time by one third (1/3).

          IN WITNESS WHEREOF, the Corporation has duly executed this Fourth Amendment to the Certificate this 13 day of January, 2009.

CHANGING WORLD TECHNOLOGIES, INC.

By:	/s/ Michael J. McLaughlin
Name:	Michael J. McLaughlin
Title:	Chief Financial Officer